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EXHIBIT 99.1

[SVI letterhead and logo]



                                                     FOR IMMEDIATE RELEASE

CONTACT:                                             INVESTOR RELATIONS CONTACT:
BARRY SCHECHTER                                      MICHAEL WACHS
CHAIRMAN AND CEO                                     CEOCAST
760-496-0805                                         212-732-4300 x 225
Email:  barrys@svisolutions.com                      mwachs@ceocast.com


                        SVI CONFIRMS STRATEGIC DIRECTION

o    ANNOUNCES INTENTION TO CHANGE NAME TO ISLAND PACIFIC INC. (AMEX:IPI)
o    SALE OF TRAINING DIVISION TO MANAGEMENT
o    NEW BOARD AND OFFICER APPOINTMENTS

Carlsbad, CA *** April 8, 2003*** SVI Solutions Inc. (AMEX: SVI), announced today that its Board of Directors has approved the changing of the name of the Company to Island Pacific, Inc. Following approval of Shareholders, the Company will be traded on the American Stock Exchange under symbol "IPI".

Barry Schechter, Chairman of SVI said, "Island Pacific is a well established and respected brand in the retail industry. Our current strategic direction is focused on delivering a wide range of solutions to retailers centered around our Island Pacific platform. The Board therefore concluded that it should consolidate its resources to build one powerful brand."

Mr. Schechter added, "The Board also concluded that with the substantial changes in the group's focus, the Training Division no longer fits with the strategic direction of SVI. The Board has therefore decided to sell the Training Division to its Chief Executive, Arthur Klitofsky, rather than invest in the development of non-core assets."

The Board also approved the appointment of Harvey Braun as CEO and Steve Beck as President and Chief Operating Officer of SVI. Barry Schechter will remain Chairman. Both Mr. Braun and Mr. Beck have been added to the Board effective April 1, 2003. Mr. Arthur Klitofsky, Chief Executive Officer of the Training Division, resigned from the Board also effective April 1, 2003.

Mr. Braun recently retired from his role as Global Industry Leader of Deloitte Consulting's Consumer Business Practice. He was responsible for developing and serving the firms broad retail industry client base and assisting general merchandising and specialty retailers in all phases of their business. His 30 plus years experience in organization and business strategy, marketing, merchandising and distribution, information systems, and point of sale operations has helped to establish him as one of the leading experts in the industry.

                                     -MORE-

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Page 2 of 2 - SVI Confirms Strategic Direction


As a Global Industry Leader, he led the Deloitte Consulting retail practice from inception to where it has grown its consulting revenues to $500 million worldwide. He also co-led the combined consulting, audit and tax practice to almost $2 billion. He has served many of the retail and consumer goods companies with domestic and global operations. As National Manager for Growth within Deloitte, he initiated and launched 7 business units, sold two of them, with the remaining representing approximately $900 million in revenues. His clients included Ahold (NYSE:AHO), ConAgra, Inc. (NYSE:CAG), Federated (NYSE:FD), Home Depot (NYSE:HD), IBM (NYSE:IBM), Kmart (OTC: KMRTQ-PK), RJR Nabisco (NYSE:RJR), Sears (NYSE:S), The Gap (NYSE:GPS), The Limited (NYSE:LTD) and MarMaxx (NYSE:TJX).

Steven Beck has for the last 25 years been regarded as the retail industry's leading visionary. He is the founder of numerous technology companies within the retail sector of the market, and was the founder and technologist behind the development of Arthur, a product that revolutionized planning within the retail industry and is today the worlds leading planning and decision support analytical tool.

Mr. Beck has held senior executive and leadership positions at The Limited, Dennison TRG, Inc., Next, PLC, Comshare Retail and Planalytics.

Commenting on the changes, Mr. Schechter added, "We believe we have now established a focused company with industry renowned leaders and the most cost effective solutions for the retail industry. This has resulted in increased sales, a strong pipeline for new sales, and reduced overhead. In addition, we have significantly strengthened our balance sheet and are poised to achieve significant profit growth."

ABOUT ISLAND PACIFIC

With more than 130 customers worldwide, representing 31,000+ stores, Island Pacific has taken the most widely used, most highly scalable, and most reliable retail enterprise software, and in concert with client and partner companies, crafted the most creative and affordable software and services solutions for retailers. InFocus and InVision are the company's core products and operate on IBM iSeries and AS/400 platforms. Founded in 1978, Island Pacific is headquartered in Irvine, California, and has offices in the United States and the United Kingdom. Additional information about Island Pacific can be obtained at www.islandpacific.com or info@islandpacific.com.

ABOUT SVI

Headquartered in Carlsbad, CA, SVI provides multi-channel technology solutions to retailers. The company's suite of offerings includes store systems as well as enterprise management, merchandising and direct-to-consumer solutions. Complementing these offerings, the Company provides an expansive menu of professional services including consulting and implementation services, as well as technical and project management services. SVI maintains offices in the United States and the United Kingdom. SVI's subsidiary, SVI Training Products, is a leading provider of state-of-the-art PC courseware, customization tools and skills assessment software for educational institutions and government entities. More information about SVI can be obtained on their website at www.svisolutions.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-K (as amended) for the fiscal year ended March 31, 2002 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. SVI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

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Editor's Note:  Arthur is a registered trademark of JDA Software